                                                                      Exhibit 12


                      Mitchell Energy & Development Corp.
               Computation of Ratio of Earnings to Fixed Charges
                         (dollar amounts in thousands)




                                                                                                             Three
                                                                                                             Months
                                                           Fiscal Year Ended January 31                       Ended
                                           -----------------------------------------------------------     April 30,
                                              1992       1993        1994       1995           1996          1996
                                           ---------- ----------  ---------- ----------     ----------    ----------
EARNINGS
Pretax earnings . . . . . . . . . . . .    $   73,188 $   60,022  $   47,376 $   70,551     $   58,331    $   35,620
Add (Deduct):
   Previously capitalized interest
     charged against pretax earnings  .        14,887      9,545      11,552     22,158         79,499(d)      4,966
   Losses of less-than-50%-owned
     persons  . . . . . . . . . . . . .            26         99          32      1,104              9           884
   Fixed charges (see below)  . . . . .        90,107     85,169      84,788     85,988         78,992        17,226
   Reverse effect of inclusion of interest
     capitalized in fixed charges . . .       (37,460)   (34,161)    (33,956)   (33,011)       (28,561)       (6,385)
   Undistributed earnings of
     less-than-50%-owned persons  . . .       (10,521)   (10,305)     (3,594)      (914)        (4,321)       (3,997)
                                           ---------- ----------  ---------- ----------     ----------    ----------
                                           $  130,227 $  110,369  $  106,198 $  145,876     $  183,949    $   48,314
                                           ========== ==========  ========== ==========     ==========    ==========
FIXED CHARGES
Interest expense incurred
   Consolidated (a) (b) . . . . . . . .    $   84,025 $   77,451  $   75,252 $   71,570     $   65,802    $   14,557
   50%-owned persons  . . . . . . . . .         3,284      4,609       6,236      7,912          9,957         2,052
   Less-than-50%-owned persons  . . . .           -          -           -        3,032(e)           -            -
                                           ---------- ----------  ---------- ----------     ----------    ----------
                                               87,309     82,060      81,488     82,514         75,759        16,609
Portion of rental expense
   representing interest (c)  . . . . .         2,798      3,109       3,300      3,474          3,233           617
                                           ---------- ----------  ---------- ----------     ----------    ----------
                                           $   90,107 $   85,169  $   84,788 $   85,988     $   78,992    $   17,226
                                           ========== ==========  ========== ==========     ==========    ==========
RATIO OF EARNINGS TO FIXED CHARGES  . .          1.45       1.30        1.25       1.70           2.33          2.80
                                           ========== ==========  ========== ==========     ==========    ==========

- ---------------
(a) Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.

(b) At April 30, 1996, the Company had outstanding guaranties of the indebtedness of third parties totaling approximately $17,600,000 under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $300,000 for the three months ended April 30, 1996, have been excluded from the reported fixed charges.

(c) Represents one-third of rental expense under operating lease agreements.

(d) Includes charges totaling $66,073,000 in connection with real estate property write-downs and timberlands sales.

(e) At January 31, 1995, the Company had an outstanding guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a 33.33%-owned entity, under which it could have been required to perform on May 31, 1995. Because of this, interest expense incurred during fiscal 1995 of $3,032,000 attributable to the Company's share of BEF's debt (all of which was capitalized by BEF) was included in the fixed charges of the Company. This guaranty was subsequently eliminated when BEF's debt was converted to a term loan during fiscal 1996.